EXHIBIT 21.1

LIST OF SUBSIDIARIES

OF

ROMA GREEN FINANCE LIMITED

Name	Jurisdiction

Lucky Time Ventures Limited	British Virgin Islands
Roma Risk Advisory Limited	Hong Kong
Roma Advisory Pte. Ltd.	Singapore